UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*

                       International Sports Wagering Inc.
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                                (Name of Issuer)


                     Common Stock, par value $.001 per share
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                         (Title of Class of Securities)


                                  460342 10 8
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                                 (CUSIP Number)


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*  The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G
CUSIP No. 460342 10 8                                          Page 2 of 5 Pages
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1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Mindes Family Limited Partnership
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2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |X|
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3     SEC Use Only

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4     Citizenship or Place of Organization

      United States of America
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                  5     Sole Voting Power
  Number of
   Shares               1,511,523 (1)
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             0
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        1,511,523 (1)
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        0
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9     Aggregate Amount Beneficially Owned by Each Reporting Person

      1,511,523 (1)
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10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


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11    Percent of Class Represented By Amount in Row (9)

      20.1 (2)
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12    Type of Reporting Person*

      IN
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Excludes 1,512,429 shares held by Barry Mindes, the general partner of the reporting person. Does not include shares beneficially owned by Ms. Janet Mindes, the adult daughter of Barry Mindes.

(2)  Based on 7,524,269 shares of Common Stock outstanding as of December 31,
     1996.

                                                               Page 3 of 5 Pages


Item 1.

(a)  The name of the issuer is International Sports Wagering Inc. (the
     "Company").

(b) The address of the issuer's principal executive offices is 201 Lower Notch Road, Suite 2B, Little Falls, New Jersey 07424.

Item 2.

(a) The name of the person filing this statement is Mindes Family Limited Partnership.

(b) The address of the principal business office of the person filing this statement is 201 Lower Notch Road, Suite 2B, Little Falls, New Jersey 07424.

(c) The person filing this statement is a citizen of the United States of America.

(d) The title of the class of securities for which this statement is being filed is common stock, $.001 par value per share ("Common Stock").

(e) The CUSIP number of the class of securities for which this statement is being filed is 460342 10 8.


Item 3. If this Statement is Filed pursuant to Rule 13d-1(b), or 13d-2(b), Check Whether the Person Filing is a:

Not applicable.


Item 4. Ownership

See the responses set forth in items (5)-(9) and (11) on page two hereof for information relating to the reporting person's beneficial ownership of Common Stock of the Company.


Item 5. Ownership of Five Percent or Less of a Class

Not applicable.


Item 6. Ownership of More Than Five Percent on Behalf of Another Person

Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

                                                               Page 4 of 5 Pages


Item 8. Identification and Classification of Members of the Group

Not applicable.


Item 9. Notice of Dissolution of Group

Not applicable.


Item 10. Certification

Not applicable.

                                                               Page 5 of 5 Pages

                                    SIGNATURE


      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                       Date:      February 10, 1997


                                       MINDES FAMILY LIMITED PARTNERSHIP


                                       By: /s/ Barry Mindes
                                          --------------------------------------
                                       Name/Title: Barry Mindes, General Partner




      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Note. Six copies of this statement, including all exhibits, should be filed with Commission.

     Attention. Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).